EXHIBIT 10.51
February 6, 2007
MasTec, Inc.
800 Douglas Road
North Tower, 12th Floor
Coral Gables, FL 33134
Attention: Chief Executive Officer
     RE:    Acquisition by MasTec North America, Inc. of DirectStar TV, LLC
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Loan and Security Agreement (as at any time amended, restated, modified or supplemented, the “Loan Agreement”), dated May 10, 2005, by and among MasTec North America, Inc., a Florida corporation (“MasTec NA”), MasTec, Inc., a Florida corporation (“MasTec”), and certain subsidiaries of MasTec (together with MasTec NA and MasTec, hereinafter referred to collectively as the “Borrowers”), the various financial institutions named in the Loan Agreement (collectively, “Lenders”), and Bank of America, N.A., a national banking association, in its capacity as collateral and administrative agent for the Lenders (together with its successors in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.
     MasTec NA currently owns forty-nine percent (49%) of the issued and outstanding membership interests of DirectStar TV, LLC, a North Carolina limited liability company (the “Company”). Borrowers have advised Agent and Lenders of MasTec NA’s desire to purchase the remaining fifty-one percent (51%) of the issued and outstanding membership interests of the Company, all of which are currently owned by Red Ventures, LLC, a North Carolina limited liability company (the “Seller”), pursuant to a certain Membership Interest Purchase Agreement (the “DirectStar Purchase Agreement”) dated February 6, 2007, by and among MasTec NA, MasTec, the Company, the Seller, and Ricardo Elias, Daniel S. Feldstein, and Mark Brodsky (collectively, the “Seller Parties”) (the acquisition by MasTec NA of the membership interests of the Company pursuant to the terms of the DirectStar Purchase Agreement is hereinafter referred to as the “DirectStar Acquisition”).
     Pursuant to Section 10.2.13 of the Loan Agreement, the Borrowers are restricted from acquiring the stock or membership interests of any Person, except in certain limited circumstances including, without limitation, pursuant to a Permitted Acquisition.
     As a result, Borrowers have requested that Agent and Lenders (i) acknowledge that the DirectStar Acquisition constitutes a Permitted Acquisition under the Loan Agreement, and (ii) agree to amend the Loan Agreement in certain respects in connection therewith.
     Agent and Lenders are willing to (i) acknowledge that the DirectStar Acquisition constitutes a Permitted Acquisition under the Loan Agreement, and (ii) agree to amend the Loan Agreement in connection therewith, in each case on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

     1. Acknowledgment of DirectStar Acquisition as a Permitted Acquisition; Waiver. Notwithstanding anything to the contrary contained in the Loan Agreement, Agent and Lenders hereby acknowledge that the DirectStar Acquisition constitutes a Permitted Acquisition under the Loan Agreement effective upon (i) the satisfaction of all of the conditions thereto set forth in the definition of “Permitted Acquisition” contained in the Loan Agreement (other than conditions, (c), (d) and (j) thereof), and (ii) the satisfaction of each of the following conditions, in form and substance satisfactory to Agent:
     (a) the Purchase Price of such Acquisition does not exceed $100,000,000, and the cash portion of such Purchase Price does not exceed $85,000,000;
     (b) The Liquidity Amount after giving effect to the DirectStar Acquisition is at least $25,000,000;
     (c) Agent receives (i) from MasTec and MasTec NA, a collateral assignment of all rights and sums due to MasTec and MasTec NA under the DirectStar Purchase Agreement, and (ii) from the Seller and Seller Parties, an acknowledgment of such collateral assignment;
     (d) Agent receives from MasTec NA, the Seller and Seller Parties, a tri-party agreement with respect to the Earn-Out Payments under (and as defined in) the DirectStar Purchase Agreement; and
     (e) Agent receives the amendment fee described in Section 5 hereof in immediately available funds.
To the extent that any of the terms and provisions of the Loan Agreement or any of the other Loan Documents (other than this letter agreement and the terms and conditions set forth herein) would otherwise restrict the Borrowers’ ability to enter into or consummate the DirectStar Acquisition, Agent and Lenders hereby waive the same with respect to the DirectStar Acquisition. The foregoing waiver shall not extend to, or be deemed a waiver with respect to, any Acquisition other than the DirectStar Acquisition.
     2. Amendments to Loan Agreement. In addition to the foregoing consents, the parties hereto agree to amend the Loan Agreement as follows:
     (a) By adding the following new definitions to Section 1.1 of the Loan Agreement in proper alphabetical sequence:
     DirectStar — DirectStar TV, LLC, a North Carolina limited liability company.
     DirectStar Purchase Agreement — that certain Membership Interest Purchase Agreement dated February 6, 2007, by and among MasTec North America, MasTec, DirectStar, Red Ventures, LLC, a North Carolina limited liability company, and Ricardo Elias, Daniel S. Feldstein and Mark Brodsky, pursuant to which MasTec North America has agreed to purchase the remaining fifty-one percent (51%) of the issued and outstanding membership shares in DirectStar.

     Permitted DirectStar Investments — cash Investments in DirectStar in amounts determined by the Borrowers so long as (i) the aggregate amount of Borrowers’ cash Investments in DirectStar does not at any time exceed $3,000,000, (ii) no Default or Event of Default exists at the time of or will exist immediately after giving effect to any such Investment, and (iii) Availability before and immediately after giving effect to any such Investment equals or exceeds $25,000,000.
     (b) By deleting from Section 1.1 of the Loan Agreement the definitions of “Adjusted EBITDA”, and “Fixed Charge Coverage Ratio”, “Permitted Contingent Obligations”, “Purchase Price” and “Restricted Investment” in their entirety and by substituting the following new definitions in lieu thereof:
     Adjusted EBITDA — for any fiscal period of Borrowers and their Subsidiaries (other than DirectStar), an amount equal to the sum for such period of (i) Adjusted Net Earnings, plus (ii) provision for taxes based on income and for state or provincial franchise taxes, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iii) interest expense, to the extent deducted in the calculation of Adjusted Net Earnings, plus (iv) depreciation and amortization and other non-cash charges approved by Agent, to the extent deducted in the calculation of Adjusted Net Earnings, plus (v) purchase accounting adjustments that are as required by FASB 141 and 142, plus (vi) non-cash charges (including inventory adjustments, lost job accruals, stock option expenses and write down of assets) from discontinued operations and other non-cash charges approved by Agent, to the extent deducted in the calculation of Adjusted Net Earnings for such period, all calculated on a Consolidated basis, plus (vii) without duplication, any cash Distributions made by DirectStar to any Borrower, all calculated on a Consolidated basis.
     Fixed Charge Coverage Ratio — for any period, the ratio of (a) Adjusted EBITDA for such period minus Net Capital Expenditures (excluding Capital Expenditures financed by Permitted Purchase Money Debt) for such period, minus Distributions made during such period, minus cash Taxes paid during such period, minus cash Investments made by Borrowers in DirectStar, minus any portion of the Earn-Out Payments under (and as defined in) the DirectStar Purchase Agreement made by Borrowers in cash, to (b) the sum of all Fixed Charges for such period, all calculated for Borrowers and their Subsidiaries (other than DirectStar) on a Consolidated basis.
     Permitted Contingent Obligations — Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Agent’s prior written consent; (c) of any Borrower and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; (d) incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; (e) arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; (f) with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 8.4.2 of this Agreement; (g) consisting of reimbursement obligations from time to time owing by any Borrower to an Issuing Bank with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers); (h) of MasTec arising from any guaranty, indemnity or other assurance of payment or performance of any equipment lease for which any other Obligor is the primary obligor; (i) arising from the Earn-Out Payments under (and as defined in) the DirectStar Purchase Agreement and subject to the terms and conditions of any subordination agreement or other tri-party agreement required by Agent, (j) of DirectStar arising from a Funding Obligation Loan under (and as defined in) the DirectStar Purchase Agreement and other payments of Net Available Cash required under (and as defined in) the DirectStar Purchase Agreement by DirectStar during the period in which such Funding Obligation Loan remains outstanding, and (k) other than those Contingent Obligations described in the foregoing clauses of this definition, not exceeding $1,000,000 in the aggregate at any time.
     Purchase Price — for purposes of the definition of “Permitted Acquisition” means an amount equal to the total consideration paid for such Acquisition, including all cash payments (whether classified as purchase price, noncompete payments, consulting payments, “earn out” or otherwise and without regard to whether such amount is paid in whole or in part at the closing of the Acquisition or over time thereafter, but excluding any finance charges attributable to deferred payments, any salary or other employment compensation paid to a seller for the purpose of retaining such seller’s services as an active employee of a Borrower or a Subsidiary and, upon Agent’s determination to such effect, any “earn out” based upon achievement of a material improvement in financial performance of the target), the remaining principal amount of all Debt of the Acquisition target and of any Subordinated Debt owing to the seller, and the value (as determined by the board of directors of MasTec, including pursuant to the applicable purchase agreement between the relevant Obligor or Subsidiary of an Obligor and the seller, in the case of any property, the fair value of which is not readily ascertainable) of all other property, other than capital stock or options to acquire such capital stock of MasTec, transferred by MasTec to the seller. For purposes of determining the Purchase Price of the DirectStar Acquisition, such Purchase Price shall be calculated as set forth above, provided, that, the amount of the “earn-out” portion of such Purchase Price will be based on the projected calculation thereof provided by MasTec to Agent on or prior to the closing date of the DirectStar Acquisition.
     Restricted Investment — any acquisition of Property by an Obligor or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Obligor or any of its Subsidiary of any other Property, or a loan, advance, capital contribution or subscription (each of the foregoing, an “Investment”), except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of such Obligor or any of its Subsidiaries so long as the acquisition costs thereof are Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Obligor or any of its Subsidiaries in the Ordinary Course of Business; (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of such Obligor or any of its Subsidiaries; (iv) Investments in Subsidiaries to the extent existing on the Closing Date; (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Agent or a Lender; (vi) loans and other advances of money to the extent not prohibited by Section 10.2.2; (vii) Permitted Acquisitions; (viii) those Investments of Borrowers described in Schedule 1.1A, to the extent existing or committed to (as described in Schedule 1.1A) on the Closing Date; (ix) Permitted DirectStar Investments, and (x) any other Investment (other than a Permitted DirectStar Investment) that does not result in an Acquisition, so long as (a) no Default or Event of Default exists before or after giving effect to such Investment, (b) after giving effect to such Investment, Availability is greater than $25,000,000, and (c) the aggregate amount of Investments under this clause (x) does not exceed $10,000,000.
     (c) By adding the following new paragraph at the end of Section 7.1 of the Loan Agreement:
     Notwithstanding anything to the contrary set forth herein, Agent shall not be deemed to have been granted a security interest in, and the term “Collateral” shall not include, any Equity Interests owned or held by any Borrower in DirectStar.
     (d) By deleting the second sentence of Section 9.1.18 of the Loan Agreement and by substituting the following in lieu thereof:
     No Obligor nor any of its Subsidiaries is a party or subject to any Restrictive Agreements, except for (i) the DirectStar Purchase Agreement and (ii) such other agreements as are set forth on Schedule 9.1.18 hereto, none of which agreements referenced in (i) or (ii) prohibit the execution or delivery of any of the Loan Documents by any Obligor or the performance by any Obligor of its obligations under any of the Loan Documents to which it is a party, in accordance with the terms of such Loan Documents.
     (e) By deleting Section 10.1.3 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
     10.1.3 Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and Lenders the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein, such change is disclosed to Agent and is consistent with GAAP and, if required by the Required Lenders, the financial covenants set forth in Section 10.3 are amended in a manner requested by the Required Lenders to take into account the effects of such change):

     (i) as soon as available, and in any event within 90 days after the close of each Fiscal Year, audited consolidated balance sheet of Borrowers and their respective Subsidiaries prepared as of the end of such Fiscal Year and accompanied by the related statements of income, shareholders’ equity and cash flow, and certified without an Impermissible Qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Agent, and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year. The audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flow shall be accompanied by supplemental schedules showing, on a Consolidated and consolidating basis (including DirectStar), the balance sheet of Borrowers and their respective Subsidiaries, prepared as of the end of such Fiscal Year and accompanied by the related statements of income, shareholders’ equity and cash flow,
     (ii) as soon as available, and in any event within 30 days after the end of each month hereafter (but (a) for the last month in each of the first 3 Fiscal Quarters of any Fiscal Year, on the sooner to occur of 45 days after the end of such month or the date on which MasTec files with the SEC its Form 10-Q for the Fiscal Quarter ending on such date, and (b) within 45 days after the last month in a Fiscal Year), including the last month of Borrowers’ Fiscal Year, unaudited Consolidated and consolidating balance sheets of Borrowers and their respective Subsidiaries (including DirectStar), in each case as of the end of such month, and the related unaudited Consolidated statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed (including DirectStar), on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the Consolidated and consolidating financial position and results of operations of Borrowers and their Subsidiaries, in each case for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

     (iii) as soon as available, and in any event within 30 days after the end of each month hereafter, unaudited balance sheets of DirectStar, as of the end of such month, and the related unaudited Consolidated statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a Consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of DirectStar, as prepared in accordance with GAAP and fairly presenting the Consolidated and consolidating financial position and results of operations of DirectStar, for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;
     (iv) not later than 25 days after each month, a summary aging of each Obligor’s trade payables as of the last Business Day of such month, and, at Agent’s request, a listing of all of each Obligor’s trade payables, specifying the name of and balance due each trade creditor and monthly detailed trade payable agings, each in form acceptable to Agent;
     (v) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which any Obligor files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;
     (vi) promptly after the sending or filing thereof, copies of any annual report to be filed in accordance with ERISA or any similar provision of the PBA in connection with each Plan and such other data and information (financial or otherwise) as Agent, from time to time, may request, bearing upon or related to the Collateral or any Borrower’s or any Subsidiary’s financial condition or results of operations; and
     (vii) quarterly within 60 days after the end of each Fiscal Quarter, a certificate of the senior officer of MasTec serving as agent of Agent, in such form as Agent and the Borrowers may agree, listing all title certificates for vehicles owned by Obligors as of the last day of such Fiscal Quarter, indicating vehicles sold or transferred and vehicles purchased since the date of the last such certificate and confirming that all title certificates for such purchased vehicles with a purchase price in excess of $2,500 reflect Agent as the first lienor thereof (or that applications for new title certificates reflecting such Lien have been properly made).
     Concurrently with the delivery of the financial statements described in clause (i) of this Section 10.1.3, Borrowers shall deliver to Agent a copy of the accountants’ letter to Borrowers’ management that is prepared in connection with such financial statements. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 10.1.3, or more frequently if requested by Agent during any period that a Default or Event of Default exists, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate executed by the chief financial officer of Borrowers.
     (f) By deleting Section 10.1.11 of the Loan Agreement and by substituting the following in lieu thereof:
     10.1.11 Future Subsidiaries. Each Borrower shall promptly notify Agent upon any Person becoming a Subsidiary, or upon an Obligor directly or indirectly acquiring additional Equity Interests of any existing Subsidiary, and

     (i) Any such Person (other than DirectStar) shall, if it is a Domestic Subsidiary, (i) execute and deliver to Agent a Joinder Agreement or, if elected by Agent, a Subsidiary Guaranty and Subsidiary Security Agreement and (ii) to the extent such Domestic Subsidiary is required to pledge Equity Interests of a Subsidiary pursuant to clause (ii) of this Section, become a party to the Pledge Agreement, if not already a party thereto as a pledgor, in a manner reasonably satisfactory to Agent;
     (ii) Each Borrower and each Domestic Subsidiary (other than DirectStar) shall, pursuant to the Pledge Agreement, pledge to Agent all of the outstanding Equity Interests of each such new Domestic Subsidiary (and 66% of the Equity Interests of each new Foreign Subsidiary, if requested by Agent or the Required Lenders) owned directly by such Borrower or such Domestic Subsidiary, and shall deliver to Agent undated stock powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Agent that the security interest in such uncertificated securities has been transferred to and perfected by Agent, for the benefit of the Secured Parties, in accordance with Sections 8-313, 8-321 and 9-115 of the UCC or any other similar or local or foreign law that may be applicable); and
     (iii) Each Borrower and each Domestic Subsidiary (other than DirectStar) shall, pursuant to the Pledge Agreement, pledge to Agent for its benefit and that of the Lenders, all intercompany notes evidencing Debt of such new Subsidiary in favor of such Borrower or such Domestic Subsidiary (which shall be in a form acceptable to Agent).
     10.1.12 Pledged Shares. Pledge to Agent, for the benefit itself and Secured Parties, all of the Equity Interests of each of their respective Subsidiaries (other than DirectStar) from time to time pursuant to a Pledge Agreement.
     (g) By adding the following new clause (xiv) to Section 10.2.5 of the Loan Agreement and by redesignating the existing clause (xiv) of Section 10.2.5 of the Loan Agreement as clause (xv) thereof:
     (xiv) Liens in favor of the seller of DirectStar in the assets of DirectStar to the extent such Liens secure the DirectStar’s obligations to make the Earn-Out Payments under (and as defined in) the DirectStar Purchase Agreement (as in effect on February 6, 2007); and
     (h) By deleting clause (iii) of Section 10.2.18 of the Loan Agreement and by substituting the following in lieu thereof:
     (iii) provided for under the DirectStar Purchase Agreement with respect to Upstream Payments by DirectStar to Borrowers, or as otherwise identified and fully disclosed in Schedule 10.2.8.

     (i) By deleting clause (i) of Section 10.2.18 of the Loan Agreement and by substituting the following in lieu thereof:
     (i) the DirectStar Purchase Agreement and those Restrictive Agreements existing on the date hereof and identified on Schedule 9.1.18 (but shall apply to any amendment or modification expanding the scope of any restriction or condition contained in any such Restrictive Agreement),
     (j) By deleting Section 10.2.22 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
     10.2.22 Conduct of Business. Engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related, incidental or, in the case of DirectStar, complementary thereto.
     3. No Novation, etc. The parties hereto acknowledge and agree that, except as set forth herein, nothing in this letter agreement shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect, and the Agent’s and Lenders’ willingness to consent to the DirectStar Acquisition and the Permitted DirectStar Investments as set forth herein, shall not extend to, or be deemed a consent, to any other Acquisitions, Investments or other transactions other than in accordance with the terms of the Loan Agreement. This letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
     4. Acknowledgements and Stipulations; Representation and Warranties. By its signature below, each Borrower (a) acknowledges and stipulates that (i) the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, (ii) all of the Obligations of such Borrower are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower), (iii) the security interests and liens granted by such Borrower in favor of the Agent are duly perfected, first priority security interests and liens (except with respect to those Permitted Liens that are permitted to have priority pursuant to the Loan Documents), and (iv) the Loan Agreement and each amendment to the Loan Agreement heretofore entered into by the any or all of the Borrowers and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved by such Borrower; and (b) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this letter agreement, that (i) the execution, delivery and performance of this letter agreement has been duly authorized by all requisite corporate or limited liability company action on the part of such Borrower, (ii) all of the representations and warranties made by such Borrower in the Loan Agreement and the other Loan Documents are true and correct on and as of the date hereof, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, and (iii) to the best of such Borrower’s knowledge, there exists no claim or cause of action of any kind or nature, whether absolute or contingent, disputed or undisputed, at law or in equity, that such Borrower has or has ever had against Agent or any Lender arising under or in connection with any of the Loan Documents (and to the extent there exists any such claim or cause of action on the date hereof, the same is hereby waived by such Borrower).

     5. Fee. In consideration of Agent’s and Lenders’ willingness to enter into this letter agreement, Borrowers agree to pay to Agent, for the Pro Rata benefit of Lenders, an amendment fee in the amount of $50,000 which shall be due and payable in immediately available funds on the date hereof.
     6. Miscellaneous. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. This letter agreement shall be binding upon an inure to the benefit of the parties and their respective successors and assigns. This letter agreement may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
(Signatures appear on following page.)

     This letter agreement shall be effective upon Agent’s receipt of counterparts hereof duly executed by Lenders and Borrowers.

Very truly yours BANK OF AMERICA, N.A., as Agent
By:	/s/
Name:
Title:

LENDERS: BANK OF AMERICA, N.A.,
By:	/s/
Name:
Title:

LASALLE BUSINESS CREDIT, LLC
By:	/s/
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
By:	/s/
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/
Name:
Title:

(Signatures continued on following pages.)

Accepted and Agreed to: BORROWERS: MASTEC, INC.
By:	/s/
Name:
Title:

MASTEC TC, INC.
By:	/s/
Name:
Title:

MASTEC FC, INC.
By:	/s/
Name:
Title:

MASTEC CONTRACTING COMPANY, INC.
By:	/s/
Name:
Title:

MASTEC SERVICES COMPANY, INC.
By:	/s/
Name:
Title:

(Signatures continued on following page.)

MASTEC NORTH AMERICA, INC.
By:	/s/
Name:
Title:

MASTEC ASSET MANAGEMENT COMPANY, INC.
By:	/s/
Name:
Title:

CHURCH & TOWER, INC.
By:	/s/
Name:
Title:

MASTEC OF TEXAS, INC.
By:	/s/
Name:
Title: